Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2020, relating to the financial statements of Babcock & Wilcox Enterprises, Inc. (the “Company”), appearing in the Company's Annual Report on Form 10-K of Babcock & Wilcox Enterprises, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Cleveland, Ohio
August 12, 2020